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Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Amendment"), dated January 18, 2012, is entered into by and among Carpenter Fund Manager GP, LLC, a Delaware limited liability company ("Fund Manager"), Manhattan Bancorp, a California corporation ("MNHN"), Bank of Manhattan, N.A., a national banking association headquartered in El Segundo, California ("Manhattan"), CGB Holdings, Inc., a Delaware corporation ("CGBH"), and Professional Business Bank, a California chartered commercial bank headquartered in Pasadena, California ("PBB").

RECITALS

        A.    Fund Manager, MNHN, Manhattan, CGBH and PBB are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of November 21, 2011 (the "Merger Agreement").

        B.    The Effective Time has not yet occurred.

        C.    Subject to the terms and conditions set forth in this Amendment, the parties hereto desire to amend the Merger Agreement by entering into this Amendment.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:

        1.    Definitions.    Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Merger Agreement.

        2.    Amendments.

          (a)   The following is hereby added as Section 2.05(e) of the Merger Agreement:

            "(e)    No Fractional Shares.    Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of MNHN Common Stock shall be issued upon the surrender of certificates representing shares of PBB Common Stock for exchange, no dividend or distribution with respect to MNHN Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of MNHN. In lieu of the issuance of any such fractional share, MNHN shall pay to each former shareholder of PBB who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Book Value Per Share of MNHN Common Stock as of the Determination Date by (ii) the fraction of a share (after taking into account all shares of PBB Common Stock held by such shareholder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of MNHN Common Stock to which such shareholder would otherwise be entitled to receive pursuant to Section 2.05(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares."

        3.    Terms of Agreement.    Except as expressly modified hereby, all terms, conditions and provisions of the Merger Agreement shall continue in full force and effect.

        4.    Conflicting Terms.    In the event of any inconsistency or conflict between the Merger Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

        5.    Entire Agreement.    This Amendment and the Merger Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Merger Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MANHATTAN BANCORP
By:	/s/ TERRY L. ROBINSON
Name:	Terry L. Robinson
Title:	President & Chief Executive Officer
BANK OF MANHATTAN, N.A.
By:	/s/ TERRY L. ROBINSON
Name:	Terry L. Robinson
Title:	President & Chief Executive Officer
CGB HOLDINGS, INC.
By:	/s/ JAMES B. JONES
Name:	James B. Jones
Title:	President
PROFESSIONAL BUSINESS BANK
By:	/s/ MARY LYNN D. LENZ
Name:	Mary Lynn D. Lenz
Title:	Chief Executive Officer
CARPENTER FUND MANAGER, GP, LLC
By:	/s/ JOHN D. FLEMMING
Name:	John D. Flemming
Title:	Managing Member

QuickLinks

  Exhibit 2.1
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS